Exhibit 99.1

GrafTech Reports First Quarter 2012 Results

PARMA, Ohio--(BUSINESS WIRE)--April 26, 2012--GrafTech International Ltd. (NYSE:GTI) today announced financial results for the first quarter ended March 31, 2012.

2012 First Quarter Review

  Net sales were $241 million, down 21 percent versus $306 million in the first quarter of 2011, primarily the result of lower volumes associated with the reduction in demand for graphite electrodes.
  EBITDA* was $40 million, down 30 percent versus $57 million in the first quarter of 2011. Current quarter EBITDA was negatively impacted by $4 million in severance charges as a result of previously reported right sizing initiatives in response to weak end market demand. EBITDA in the prior year was unfavorably impacted by $3 million of costs associated with acquisition-related inventory step-up.
  Net income was $18 million, or $0.12 per diluted share, down 36 percent versus $27 million, or $0.19 per diluted share, in the first quarter of 2011.
  Net cash used in operating activities was $15 million versus $1 million used in the first quarter of 2011. The year-over-year reduction in operating net cash was largely driven by lower income in the current quarter.
  Net debt* was $466 million as compared to $419 million at year end 2011. The increase was largely the result of working capital investments and capital expenditures.

Craig Shular, Chief Executive Officer of GrafTech, commented, “As previously guided, graphite electrode sales were lower largely due to customer destocking initiatives, especially in Europe where the steel market has slowed considerably in response to recessionary conditions in the region. We believe the majority of the destocking in electrodes occurred in the first quarter and will be fully complete by mid-year.”

Industrial Materials Segment

The Industrial Materials segment’s net sales were down 27 percent to $193 million in the first quarter 2012, as compared to $263 million in the first quarter of 2011. Revenue in the quarter decreased primarily as the result of lower sales volume, partially offset by higher average selling prices for both graphite electrodes and needle coke.

Operating income for the Industrial Materials segment was $25 million in the first quarter of 2012, as compared to $34 million in the first quarter of 2011. The decline was primarily due to lower sales volume for graphite electrodes related to the reduction in global steel production and customer inventory destocking. Positively impacting operating income was the carryover benefit of lower costs associated with higher graphite electrode utilization rates in the fourth quarter 2011, which flowed through to our results in the first quarter of 2012 contributing approximately $0.03 per share to earnings. Subsequent quarters will begin to see the impact of higher fixed cost per unit of production associated with the reduction in operating rates as well as increased raw material costs.

As previously reported and planned, we took actions in the first quarter to lower our operating rates to better align to expected customer demand and level our utilization rates throughout the year. Accordingly, we are building inventory in the first half of the year and will deplete inventory as we respond to greater customer demand expected in the second half of 2012. We expect to exit the year with modest increases in our inventory levels versus year end 2011.

Engineered Solutions Segment

Net sales for the Engineered Solutions segment increased 12 percent to $48 million in the first quarter, as compared to $43 million in the first quarter of 2011. The increase was largely driven by continued growth in our advanced consumer electronics product lines and incremental revenue associated with the acquisition of the Fiber Materials, Inc. (FMI) business. Operating income for the Engineered Solutions segment was a loss of $1 million, as compared to income of $3 million in the 2011 first quarter. The decline reflects the significant slowdown in the solar market, resulting in a less favorable product mix, and increases in our sales coverage and research and development to support future growth.

Mr. Shular commented, “As previously reported, the solar market remains very slow and is not expected to recover until 2013. However, other businesses in our Engineered Solutions segment including advanced consumer electronics, transportation and oil and gas exploration have continued to demonstrate year-over-year growth. We expect this segment to return to profitability in the second quarter.”

Corporate

Total company overhead expenses were approximately $43 million as compared to $35 million in the first quarter of 2011. The increase was driven by higher incentive compensation, research and development expense and the inclusion of the FMI team.

Other income was $3 million in the first quarter of 2012 versus negligible other expense in the same period of the prior year. The increase was primarily driven by insurance reimbursement for claims made related to flood damages incurred at our Clarksburg, West Virginia facility during 2011. This non-recurring item positively impacted first quarter net income by $0.02 per share.

Interest expense in the quarter was $5 million versus $4 million in the first quarter 2011. The effective income tax rate in the first quarter was 23 percent.

Outlook

Based on current International Monetary Fund (IMF) projections and other economic forecasts, global GDP growth is projected to expand an average of approximately 3.5 percent in 2012, down from nearly 4.0 percent in 2011. Advanced economies are expected to continue a slow recovery with a very modest growth rate of 1.4 percent in 2012. The outlook for Europe remains particularly weak with economic activity expected to shrink 0.3 percent in the region in 2012. Growth in emerging economies is expected to slow to a more subdued growth rate of 5.7 percent. The IMF highlights that geopolitical uncertainty and the European debt crisis continue to be the largest risk factors to the strength of the global economic recovery.

Mr. Shular commented, “It’s important to note that the European economy remains volatile as recessionary conditions persist. According to the World Steel Association, steel production in the European Union was down 4 percent in the first quarter of 2012 over the same period in 2011.”

In the second quarter of 2012, we are targeting EBITDA to be in the range of $60 million to $70 million as the impact of destocking winds down and our customers operating rates are expected to increase modestly in a seasonally stronger quarter. Negatively impacting second quarter EBITDA will be the beginning effect of higher costs associated with the step down in lower graphite electrode utilization rates in 2012. Additionally, we will conduct regularly scheduled annual maintenance at our Seadrift facility in the second quarter, which will reduce our needle coke operating rate to approximately 65 percent in the quarter.

In summary, based on IMF projections and other economic forecasts and factors described above, we expect the following targeted results in 2012:

  EBITDA in the range of $250 million to $290 million;
  Overhead expense (selling and administrative, and research and development expenses) of approximately $170 million;
  Interest expense in the range of $18 million to $22 million;
  Capital expenditures of approximately $125 million to $145 million (previous guidance was $140 million to $160 million);
  Depreciation and amortization expense of approximately $90 million (previous guidance was $95 million);
  An effective tax rate in the range of 23 percent to 25 percent; and
  Cash flow from operations in the range of $140 million to $170 million.

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. Eastern. The call will be webcast and available at www.graftech.com, in the investor relations section. The earnings call dial-in number is 877-736-7716 for domestic and 706-501-7465 for international. A rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.graftech.com, in the investor relations section. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission available at www.graftech.com. This includes its annual report on Form 10-K for the period reported. Upon request, GrafTech will provide its stockholders with a hard copy of its complete audited financial statement, free of charge.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in over 70 countries engaged in the manufacture of steel, automotive products and electronics. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel and petroleum needle coke, the raw material essential to the production of graphite electrodes. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, solar, oil and gas, transportation, defense, petrochemical and other metals markets. We operate 19 manufacturing facilities strategically located on four continents. For additional information on GrafTech International Ltd., call 216-676-2000, or visit our website at www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our outlook for 2012; growth prospects; the markets we serve; our profitability, cash flow, and liquidity; future sales, costs, working capital including variations in our inventory levels, revenues, and business opportunities; scheduled maintenance; future operational performance; strategic plans; stock repurchase plans; supply chain management; the impact of cost competitiveness and liquidity initiatives; changes in production capacity, operating rates or efficiency; capital expenditures; future prices and demand for our products; product quality; the impact of acquired businesses; investments and acquisitions that we may make in the future; the integration of acquisitions into our operations; financing (including factoring and supply chain financing) activities; debt levels; our customers' operations, production levels, electrode and needle coke usage, and demand for their products; our position in markets we serve; regional and global economic and industry market conditions, including third party projections and other economic forecasts and our expectations concerning their impact on us and our customers and suppliers; conditions and changes in the global financial and credit markets; tax rates and the effects of jurisdictional mix; the impact of accounting changes; depreciation and amortization expenses and currency exchange and interest rates and expenses.

We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: the extent of any adjustments to our announced 2012 first quarter results; the actual timing of the filing of our Form 10-Q with the SEC and potential effects of delays in such filing; failure to achieve earnings or other estimates; failure to successfully develop and commercialize new or improved products; adverse changes in inventory, including raw materials and finished goods, or supply chain management; limitations or delays on capital expenditures or scheduled maintenance activities; business or operating interruptions or delays; delays or changes in or non-consummation of investments or acquisitions that we may make in the future; failure to successfully integrate into our business any completed investments and acquisitions; failure to achieve expected synergies or the performance or returns expected from any completed investments or acquisitions; inability to protect our intellectual property rights or infringement of intellectual property rights of others; changes in market prices of our securities and impact on our stock repurchase programs; changes in our ability to obtain financing on acceptable terms; adverse changes in labor relations; adverse developments in legal proceedings; non-realization of anticipated benefits from organizational changes and restructurings; negative developments relating to health, safety or environmental compliance or remediation or liabilities; downturns, production reductions or suspensions, or changes in steel and other markets we or our customers serve; political unrest which adversely impacts us or our customers’ businesses; declines in demand; intensified competition and price or margin decreases, including growth by producers in developing countries; graphite electrode and needle coke manufacturing capacity increases; adverse differences between actual graphite electrode prices and spot or announced prices; consolidation of steel producers; mismatches between manufacturing capacity and demand; significant changes in our provision for income taxes and effective income tax rate; changes in the availability or cost of key inputs, including petroleum-based coke or energy; changes in interest or currency exchange rates; inflation or deflation; failure to satisfy conditions to government grants; changes in government fiscal and monetary policy; a protracted regional or global financial or economic crisis; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

*Non-GAAP financial measures. See attached reconciliations.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except share and per share data) (Unaudited)

	At December 31, 2011	At March 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$12,429	$12,817
Accounts and notes receivable, net of allowance for doubtful accounts of $4,153 at December 31, 2011 and $4,525 at March 31, 2012	253,151	189,915
Inventories	444,062	555,045
Prepaid expenses and other current assets	22,308	28,945
Total current assets	731,950	786,722

Property, plant and equipment	1,431,432	1,479,993
Less: accumulated depreciation	654,548	680,784
Net property, plant and equipment	776,884	799,209
Deferred income taxes	7,931	7,643
Goodwill	498,681	499,097
Other assets	152,920	147,030
Total assets	$2,168,366	$2,239,701
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$74,280	$71,588
Short-term debt	14,168	11,155
Accrued income and other taxes	44,330	38,889
Supply chain financing liability	29,930	24,667
Other accrued liabilities	114,545	113,715
Total current liabilities	277,253	260,014

Long-term debt	387,624	443,187
Other long-term obligations	131,300	127,113
Deferred income taxes	32,245	36,743

Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	-	-
Common stock, par value $.01, 225,000,000 shares authorized, 149,861,081 shares issued at December 31, 2011 and 150,307,298 shares issued at March 31, 2012	1,499	1,503
Additional paid-in capital	1,798,161	1,802,951
Accumulated other comprehensive loss	(261,937)	(250,409)
Accumulated deficit	(50,757)	(33,228)
Less: cost of common stock held in treasury, 6,265,114 at December 31, 2011 and 6,355,802 shares at March 31, 2012	(146,041)	(147,225)
Less: common stock held in employee benefit and compensation trusts, 75,807 shares at December 31, 2011 and 73,595 shares at March 31, 2012	(981)	(948)
Total stockholders’ equity	1,339,944	1,372,644
Total liabilities and stockholders’ equity	$2,168,366	$2,239,701

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except share and per share data) (Unaudited)

	For the Three Months Ended March 31,
	2011	2012

Net sales	$306,137	$240,938
Cost of sales	233,202	174,007
Gross profit	72,935	66,931

Research and development	3,070	4,199
Selling and administrative expenses	32,219	38,725
Operating income	37,646	24,007

Other expense (income), net	9	(3,423)
Interest expense	4,404	4,762
Interest income	(129)	(81)

Income before provision for income taxes	33,362	22,749
Provision for income taxes	6,099	5,220
Net income	$27,263	$17,529

Basic income per common share:
Net income per share	$0.19	$0.12
Weighted average common shares outstanding	145,098	143,795

Diluted income per common share:
Net income per share	$0.19	$0.12
Weighted average common shares outstanding	145,822	144,499

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)

	For the Three Months Ended March 31,
	2011	2012
Cash flow from operating activities:
Net income	$27,263	$17,529
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	19,779	16,087
Deferred income tax provision (benefit)	3,515	(218)
Post-retirement and pension plan changes	907	796
Currency gains	(689)	(139)
Stock-based compensation	2,240	3,538
Interest expense	2,845	2,975
Insurance recoveries	-	4,007
Other charges, net	(1,483)	(6,447)
Increase in working capital*	(54,551)	(47,110)
Increase in long-term assets and liabilities	(919)	(6,392)
Net cash used in operating activities	(1,093)	(15,374)

Cash flow from investing activities:
Capital expenditures	(23,760)	(31,424)
(Payments) proceeds from derivative instruments	(315)	3,623
Cash paid for acquisition	(6,500)	-
Other	274	53
Net cash used in investing activities	(30,301)	(27,748)

Cash flow from financing activities:
Short-term debt borrowings (reductions), net	2,484	(3,012)
Revolving Facility borrowings	67,000	100,000
Revolving Facility reductions	(49,000)	(47,000)
Principal payments on long-term debt	(87)	(97)
Supply chain financing	8,570	(5,262)
Proceeds from exercise of stock options	770	92
Purchase of treasury shares	(584)	(1,185)
Excess tax benefit from stock-based compensation	542	4
Long-term financing obligations	(299)	(131)
Net cash provided by financing activities	29,396	43,409

Net (decrease) increase in cash and cash equivalents	(1,998)	287
Effect of exchange rate changes on cash and cash equivalents	150	101
Cash and cash equivalents at beginning of period	13,096	12,429
Cash and cash equivalents at end of period	$11,248	$12,817

* Net change in working capital due to the following components:
(Increase) decrease in current assets:
Accounts and notes receivable, net	$(17,062)	$67,087
Inventories	(30,471)	(100,674)
Prepaid expenses and other current assets	(1,679)	1,307
Decrease in accounts payables and accruals	(5,438)	(14,610)
Increase (decrease) in interest payable	99	(220)
Increase in working capital	$(54,551)	$(47,110)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES SEGMENT DATA SUMMARY (Dollars in thousands) (Unaudited)

	For the Three Months Ended March 31,
	2011	2012

Net sales:
Industrial Materials	$263,484	$192,996
Engineered Solutions	42,653	47,942
Total net sales	$306,137	$240,938

Segment operating income:
Industrial Materials	$34,198	$24,925
Engineered Solutions	3,448	(918)
Total operating income	$37,646	$24,007

Operating income margin:
Industrial Materials	13.0%	12.9%
Engineered Solutions	8.1%	-1.9%
Total operating income margin	12.3%	10.0%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES (Dollars in thousands) (Unaudited)

EBITDA Reconciliation

	For the Three Months Ended March 31,
	2011	2012
Net sales	$306,137	$240,938

Net income	$27,263	$17,529
Add:
Income taxes	6,099	5,220
Other expense (income), net	9	(3,423)
Interest expense	4,404	4,762
Interest income	(129)	(81)
Depreciation and amortization	19,539	15,848
EBITDA	$57,185	$39,855

NOTE ON EBITDA RECONCILIATION: EBITDA is a non-GAAP financial measure that GrafTech currently calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that EBITDA measures are generally accepted as providing useful information regarding a company’s ability to incur and service debt. GrafTech also believes that EBITDA measures provide useful information about the productivity and cash generation potential of its ongoing businesses. Management uses EBITDA measures as well as other financial measures in connection with its decision-making activities. EBITDA measures should not be considered in isolation or as a substitute for net income (loss), cash flows from operations or other consolidated income or cash flow data prepared in accordance with GAAP. GrafTech’s method for calculating EBITDA measures may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA measures under its senior secured revolving credit facility.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES (Dollars in thousands) (Unaudited)

Net Debt Reconciliation

	At December 31, 2011	At March 31, 2012

Long-term debt	$387,624	$443,187
Short-term debt	14,168	11,155
Supply chain financing	29,930	24,667
Total debt	$431,722	$479,009

Less:
Cash and cash equivalents	12,429	12,817
Net Debt	$419,293	$466,192

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech excludes cash and cash equivalents from net debt. GrafTech believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long-term obligations calculated in accordance with GAAP. GrafTech’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility.

GTI-G

CONTACT:
GrafTech International Ltd.
Kelly Taylor, 216-676-2000
Director, Investor Relations